BUSINESS MEN'S ASSURANCE COMPANY OF AMERICA


                           FUND FACILITATION FEE RIDER


This Rider is part of the Contract to which it is attached.

The following Subaccounts, which are available under your contract, will be charged a Fund Facilitation Fee for administrative expenses of operating these
Subaccounts:

                       [Vanguard Variable Insurance Funds]

If you choose to allocate any of your Purchase Payments or make any transfers to these Subaccounts, the Fund Facilitation Fee will be deducted daily from the Accumulation Value in these Subaccounts.

The Fund Facilitation Fee is equal on an annual basis to [.20%] of the average daily net asset value of each Subaccount. This Fee will be added to and become a part of the Coverage Charge for each of these Subaccounts.

Signed for Business Men's Assurance Company of America.

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

                             Robert T. Coleman, III
                                    Secretary


VA40                                                           (3/05)